SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Carriage Services, Inc. (the “Company”), and George J. Klug (“Klug”). The Company and Klug are each referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, Klug and the Company are parties to that certain Second Amended and Restated Employment Agreement effective as of March 14, 2012 (the “Employment Agreement”);
WHEREAS, Klug wishes to resign from his employment with the Company, effective as of the Separation Date (as defined below);
WHEREAS, the Parties wish for Klug to receive certain separation benefits from the Company, which such benefits are conditioned upon Klug's entry into (and non-revocation of) this Agreement; and
WHEREAS, the Company and Klug wish for Klug to provide certain consulting services to the Company after the Separation Date, and Klug wishes to provide, and be available to provide, services as a consultant to the Company after the Separation Date.
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.    Separation from Employment. The Parties acknowledge and agree that the last day of Klug's employment with the Company will be August 9, 2013 (the “Separation Date”) and that Klug's employment will end on the Separation Date due to his voluntary resignation from the Company and not during a Corporate Change Period (as defined in the Employment Agreement). Until the Separation Date, Klug shall:

(a)    continue to be paid his annualized base salary of $240,000 (less applicable taxes and other withholdings) which shall be paid in biweekly installments in accordance with the Company's regular payroll practices; and

(b)    continue to provide services to the Company on a full-time basis and shall assist with the selection and recruitment of a new IT senior leader and the transition of Klug's role and responsibilities to his replacement.

2.    Separation Benefits. If Klug returns a copy of this Agreement that has been executed by him to the Company at any time before 12:00 p.m. Houston, Texas time on August 30, 2013, then, provided that Klug satisfies the other terms and conditions set forth in this Agreement, the Company will:

(a)    On the 20th day following Klug's return of this Agreement, provided that Klug has not revoked his delivery of this Agreement in accordance with Section 17, cause all outstanding unvested stock options and restricted stock awards granted to Klug under the

Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”) pursuant to the award agreements that are identified on Exhibit B attached hereto (collectively, the “Specified Award Agreements”) to become fully vested and such stock options to remain exercisable for the remainder of their full term; and

(b)    Reimburse Klug for up to 18 months following the Separation Date an amount equal to the difference between the monthly premium amounts that Klug is required to pay in order to obtain group health plan continuation coverage provisions of Section 4980 of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder), or Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), for himself and his spouse and eligible dependents, if any, and the monthly amount Klug pays for such coverage as of the Separation Date (the “Monthly COBRA Premium Subsidy”), provided: (i) Klug makes the appropriate timely written election, pursuant to COBRA, to effect and continue such coverage under the Company's group health plans; (ii) Klug is otherwise qualified to elect and receive continuation coverage under the terms of said group health plans; and (iii) said group health plans continue in effect. The Company's obligations under this Section 2(b) will cease if and when Klug accepts full-time employment with another employer and becomes eligible for reasonably similar group health coverage from such employer. Klug agrees and understands that the payment of any premiums due with respect to such continuation coverage will remain Klug's sole responsibility, and the Company will assume no obligation for payment of any such premium relating to continuation coverage under said group health plan; and

(c)    Pay to Klug an amount equal to six months' worth of the Monthly COBRA Premium Subsidy (less applicable taxes and other withholdings), which amount shall be paid to Klug in a lump sum cash payment on January 15, 2014.

3.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Klug expressly acknowledges and agrees that Klug has received all leaves (paid and unpaid) to which Klug has been entitled during Klug's employment and, as of the date that Klug executes this Agreement, Klug has received all wages and been paid all sums that Klug is owed by the Company and its affiliates (which does not include any future sums that may be owed pursuant to Sections 1 or 2 above). Klug further acknowledges and agrees that, with the exception of any amounts owed to him pursuant to this Agreement, he has no entitlement to any further sums from the Company or its affiliates, including, but not limited to, any bonuses or other payments. This Agreement extinguishes all rights, if any, that Klug may have, contractual or otherwise, relating to or arising out of the Employment Agreement, as Klug acknowledges that, in entering this Agreement, all of the Company's obligations thereunder are deemed satisfied in full. In entering into this Agreement, Klug expressly acknowledges, agrees and represents that the awards granted to Klug pursuant to the Specified Award Agreements represent the entirety of the outstanding equity awards that Klug holds pursuant to the LTIP or any predecessor equity compensation plan of the Company.

4.    Release of Liability for Claims.

(a)    For good and valuable consideration, including the Company's agreement to provide the consideration set forth in Section 2 of this Agreement, Klug hereby releases, discharges and forever acquits the Company, its affiliates and their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind that Klug has, or could have, whether known or unknown, related to Klug's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date that Klug executes this Agreement, including, without limitation, any alleged violation through such date of: (i) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xii) any federal, state or local anti-discrimination or anti-retaliation law; (xiii) any federal, state or local wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; (xvi) any allegation for costs, fees, or other expenses including attorneys' fees incurred in or with respect to a Released Claim (as defined below); (xvii) any and all rights, benefits or claims Klug may have under any employment contract (including, without limitation, the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in this Agreement or the Specified Award Agreements; and (xviii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).

(b)    In no event shall the Released Claims include any claim which arises after the date that Klug signs this Agreement or any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Agreement prevents Klug from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Klug understands and agrees that Klug is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

5.    Representation About Claims. Klug represents and warrants that as of the date on which Klug signed this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Klug signed this Agreement. Klug further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Klug has asserted or may have against any of the Company Parties with respect to any Released Claim.

6.    Provision of Consulting Services to the Company.

(a)    During the Consulting Period (as defined below), Klug agrees to provide, when reasonably requested by the Company, services in the capacity of an independent contractor and, in such capacity (and when requested by the Company), provide consultation to the Company with regard to the Company's information systems and related technology (the “Services”). In providing the Services, Klug shall provide the Company with such of his assessments and evaluations as the Company may deem necessary from time to time. Klug agrees to attend such meetings as the Company may reasonably require for proper communication of his advice and consultation. Klug shall coordinate the furnishing of the Services with representatives of the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Klug's provision of the Services shall be within the sole control of Klug. Subject to Section 8, during the Consulting Period, (i) Klug shall have the right to devote his business time and working efforts to other business and professional opportunities as do not interfere with his rendering of the Services to the Company and (ii) Klug shall not be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf.

(b)    As of the Separation Date, Klug shall no longer be an employee of the Company or any of its affiliates, and nothing in this Agreement or elsewhere shall change that status. During the Consulting Period, Klug shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any of its affiliates unless such benefits are made available to Klug by operation of law and due to Klug's former employment status with the Company. As an independent contractor, Klug shall be solely responsible for all taxes on the sums received by him pursuant to this Section 6 and Klug expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Klug pursuant to this Section 6 and to hold harmless the Company Parties for all claims, damages, costs and liabilities arising from Klug's failure to do so.

(c)    In exchange for providing the Services set forth in Section 6(a), and for making himself available to do so, the Company shall pay Klug a consulting fee at the rate of $10,000 per complete calendar month during the Consulting Period such that if the Consulting Period lasts for the period between the August 10, 2013 and August 9, 2015, the Company shall pay Klug an aggregate amount equal to $240,000 for his services under this Section 6. Such payments shall be made in arrears on the 15th day (or the next following business day, if the 15th is not a business day) of the calendar month that follows the applicable calendar month and shall be pro-rated (based on the number of days Klug provides or is available to provide the Services in the applicable month) for any partial calendar month during the Consulting Period.

The Company shall have the right to deduct from any payment of compensation hereunder (i) any federal, state or local taxes required by law to be withheld and (ii) any other amounts specifically authorized to be withheld or deducted by Consultant. All installments of compensation shall be paid in lawful money of the United States of America payable at ACH or other electronic means to Consultant's account as follows:

Consultant's Bank Name:     ______________________
Consultant's Bank City/State: _____________________
Consultant's Bank ABA: ________________________
Consultant's Bank Account: ______________________
Consultant's Tax ID#: ___________________________

(d)    Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period commencing on August 10, 2013 and ending on August 9, 2015. Notwithstanding the foregoing, the Consulting Period, and Klug's and the Company's respective obligations under this Section 6, shall be terminated prior to August 9, 2015 upon any of the following: (i) the death or disability of Klug; (ii) the termination of the Consulting Period by the Company for Cause (as defined below); or (iii) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by a writing signed by Klug and the Company.
(e)    “Cause” shall mean (i) a material breach by Klug of his obligations under this Agreement, including, without limitation, any material failure or inability to provide the Services as requested by the Company, (ii) commission by Klug of an act of fraud, embezzlement, misappropriation, misconduct or any other conduct that is materially harmful or potentially materially harmful to the Company's best interests, (iii) a breach by Klug of any of his continuing obligations set forth in Sections 7 or 8 of this Agreement, (iv) Klug's conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, or (v) Klug's failure to execute the Confirming Release in accordance with Section 9 of this Agreement or Klug's revocation of the Confirming Release in the time provided to do so.
7.    Confidential Information.

(a)    Klug acknowledges that Klug has obtained and, in the future will obtain, additional Confidential Information. As used in this Agreement, “Confidential Information” means confidential information of the Company or its affiliates, which such information includes (regardless of whether or not marked “confidential,” and whether or not patented), without limitation: unique concepts, practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operations, pricing information, computer software programs, tapes and discs concerning operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profiles and preference data, hiring and training methods, investment policies, strategic information, financial and other confidential, proprietary and/or trade secret information concerning operations, business and expansion plans. Confidential Information includes without limitation any non-public information relating to the Company's or its affiliates' businesses, including without limitation information and technical data contained in the Company's manuals, booklets, publications and materials and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, technical information, know how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts and research. Confidential Information does not include any information which (i) was publicly known and made generally available in the public domain prior to the time of its disclosure to Klug; (ii) becomes publicly known and made generally available after disclosure to Klug other than through an action or inaction of Klug; or (iii) is required by law to be disclosed by Klug; provided, however, that Klug shall give the Company prompt written notice of such requirement prior to disclosure and Klug shall provide the Company with assistance in obtaining an order protecting or limiting the disclosure of such information.

(b)    At all times Klug will keep in confidence and trust all Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Klug's duties to the Company or any of its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Klug by the Company or any of its affiliates or are produced by Klug in connection with his providing Services to the Company or any of its affiliates will be and remain the sole property of the Company or its applicable affiliate. Klug will return to the Company or its applicable affiliate all such materials and property as and when requested by the Company. In any event, Klug will return all such materials and property immediately upon termination of the Consulting Period. Klug will not retain any such material or property or any copies thereof after such termination.

8.    Non-Competition; Non-Solicitation.

(a)    In order to protect the Confidential Information and the significant goodwill of the Company and its affiliates with which Klug is, and will continue to be, associated, Klug expressly agrees and promises that during the period beginning on the Separation Date and ending on the second anniversary of the termination of the Consulting Period (the “Prohibited Period”), Klug will not, directly or indirectly, for himself or in conjunction with any other person or entity of whatever nature:

(i)    Other than on behalf of the Company or any of its affiliates, Klug shall not own, manage, advise, encourage, support, finance, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with any business which is in the Death Care Business (whether as a principal, funeral director, managing partner, agent, trustee, employee, consultant or otherwise) (i) as part of any of the companies or entities listed on Exhibit C hereto; or (ii) anywhere within a 25-mile radius of any business owned or operated by the Company or its affiliates (the “Territory”);

(ii)    Appropriate any Business Opportunity of, or relating to, the Company or its affiliates in the Territory;

(iii)    Solicit, canvass, approach, entice or induce any customer or supplier of the Company or any of its affiliates to cease or lessen such customer's or supplier's business with the Company or any of its affiliates; or

(iv)    Solicit, canvass, approach, entice or induce any employee of, or consultant to, the Company or any of its affiliates to terminate or lessen his, her or its relationship with the Company or any of its affiliates.

(b)    Notwithstanding the foregoing provisions of this Section 8, Klug may own or hold any passive, beneficial interest in up to one percent (1%) of the voting securities in any corporation, partnership or other business entity that engages in the Death Care Business, in whole or in part, within the Territory, so long as Klug does not have the power (directly or indirectly) to control or direct such entity.

(c)    As used herein, the following terms shall have the following meanings:

(i)    “Death Care Business” shall mean the funeral, mortuary, crematory, monument, pre-need insurance, burial insurance, cemetery, death care or any related line of business.

(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Death Care Business.

(d)    Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants within this Section 8 and within Section 7 above, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, Klug agrees that the Company and each of its affiliates shall be entitled to enforce the foregoing covenants of this Section 8 and the covenants of Section 7 above in the event of a breach or threatened breach, by judicial injunctions and temporary restraining orders and that such enforcement shall not be the Company's or its affiliates' exclusive remedies for a breach or threatened but instead shall be in addition to all other rights and remedies available to the Company and its affiliates at law and equity. In the event of a breach by Klug of any covenant set forth in this Section 8, the term of such covenant will be extended by the period of such breach.

(e)    Klug agrees and acknowledges that he has occupied and will occupy a position of trust and confidence with respect to the Company and its affiliates and: (i) the business of the Company and its affiliates is conducted throughout the Territory; (ii) the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8 are reasonable in all respects, will not cause him undue hardship, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company and its affiliates, including the protection of Confidential Information and the preservation of the significant amount of goodwill with which Klug is and will be materially affiliated; and (iii) the limitations of this Section 8 are intended to comply with the provisions of all applicable laws. Klug understands that the foregoing restrictions limit his ability to engage in the Death Care Business in the Territory during the Prohibited Period, but acknowledges that he has received and/or will receive sufficient consideration to justify such restrictions.

(f)    The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed and, as so modified, shall be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this Section 8 enforceable under all applicable laws so that this section as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

9.    Reaffirmation of Release. On the Separation Date or within twenty-one (21) days thereafter, Klug shall execute the Release Agreement that is attached as Exhibit A (the “Confirming Release”). Provided that Klug executes this Confirming Release in a timely fashion and does not revoke his acceptance of the Confirming Release in the time provided to do so, Klug shall receive the benefits owed to him pursuant to Section 2 above and those additional payments that may be owed to him pursuant to Section 6 above.

10.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof; provided, however, that the Parties acknowledge and agree that nothing in this Agreement supersedes or replaces the provisions of Article IV or Article VI of the Employment Agreement, which such provisions shall continue in full force and effect and are in addition to all confidentiality, non-competition, non-solicitation and other obligations on Klug hereunder. .

13.    Klug's Representations. By executing and delivering this Agreement, Klug acknowledges that:

(a)     He has carefully read this Agreement and had sufficient opportunity to consider it;

(b)    He would not otherwise have been entitled to the consideration described in Section 2 and Section 6 of this Agreement and that the Company agreed to provide such consideration in return for his agreement to be bound by the terms of this Agreement and the Confirming Release;

(c)    He has had at least 21 days to consider this Agreement before the execution and delivery hereof to the Company;

(d)    He has been and hereby is advised in writing to discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(e)    He fully understands the final and binding effect of this Agreement; he is signing this Agreement voluntarily and of his own free will, and he understands and agrees to each of the terms of this Agreement;

(f)    The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)    No Company Party has provided any tax advice to Klug regarding this Agreement and Klug has had the opportunity to receive sufficient tax advice from advisors of his own choosing.

14.    Non-Disparagement. Klug agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Company Party. Furthermore, Klug agrees that he will not issue any public comment or statement directly or indirectly regarding or in any way relating to the end of his employment or service relationship with the Company unless such comment or statement has received prior written approval of the Company.

15.    Third-Party Beneficiaries. Klug expressly acknowledges and agrees that each Company Party shall be a third-party beneficiary of Section 4 of this Agreement and that each of the Company's affiliates shall be entitled to enforce Klug's obligations hereunder as if a party hereto.

16.    Severability. Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties' bargain hereunder.

17.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Klug may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Klug executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Klug and must be received by Legal Counsel at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 or by email at legal@carriageservices.com before 11:59 p.m. Houston, Texas time on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this entire Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be provided pursuant to Sections 2 or 6 of this Agreement if this Agreement is revoked by Klug in the foregoing manner.

18.    Resignations. In signing below, Klug is memorializing his resignation as an officer of the Company and each of its affiliates.

19.    Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

20.    Section 409A of the Internal Revenue Code. All payments and benefits provided under this Agreement are intended to be exempt from the limitations and requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Klug on account of non-compliance with Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective for all purposes as provided above.
CARRIAGE SERVICES, INC.

By: ____/s/ Melvin C. Payne____________________
Name: Melvin C. Payne
Title: Chief Executive Officer

GEORGE J. KLUG

___/s/ George J. Klug_________________________

Date: ____7/31/13____________

EXHIBIT A
RELEASE AGREEMENT

This Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 9 of the Separation and Consulting Agreement and General Release (the “Separation Agreement”), entered into by and between Carriage Services, Inc. (the “Company”) and George J. Klug (“Klug”). Unless sooner revoked by Klug pursuant to the terms of Section 5 below, Klug's acceptance becomes irrevocable and this Confirming Release becomes effective on the eighth (8th) day after Klug signs it (the “Confirming Release Effective Date”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In consideration of the promises, mutual releases, and additional consideration herein, the sufficiency of which is hereby acknowledged, Klug agrees as follows:

1.    General Release. As part of the consideration of the Company's provision of payments and benefits to Klug after the Separation Date in accordance with Sections 2 and 6 of the Separation Agreement, which such payments and benefits Klug was not entitled to but for his entry into (and non-revocation of) the Separation Agreement and this Confirming Release, Klug hereby releases, discharges, and forever acquits the Company Parties from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind that Klug has, or could have, whether known or unknown, against any Company Party, including but not limited to those related to Klug's employment or other relationship with any Company Party, the termination of such employment or other relationship, and any other acts or omissions related to any matter on or prior to the time Klug signs this Confirming Release, including without limitation any alleged violation through the Confirming Release Effective Date of the following: (i) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974 (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any federal, state, or local anti-discrimination or anti-retaliation law; (xii) any federal, state, or local wage and hour law; (xiii) any other federal, state, or local law, regulation, or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) any right to costs, fees, or other expenses including attorneys' fees incurred in, or with respect to, a Released Claim; (xvi) any and all rights, benefits or claims Klug may have under any employment contract (including, without limitation, the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Separation Agreement or the Specified Award Agreements; and (xviii) any claim for compensation or benefits of any kind not expressly set forth in the Separation Agreement (collectively, the “Further Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Klug is simply agreeing that, in exchange for the consideration recited above, any and all potential claims of any nature that Klug may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.

Notwithstanding the foregoing, in no event shall the Further Released Claims include (a) any claim which arises after the time Klug signs this Confirming Release, (b) any claims for the payments and benefits payable to Klug pursuant to the terms of Section 2 or Section 6 of the Separation Agreement, or (c) any claim to vested benefits under an employee benefit plan that is subject to ERISA. For the avoidance of doubt, the Further Released Claims shall include any claim or cause of action which accrued prior to the time that Klug executes this Confirming Release.

Nothing in this Confirming Release prevents Klug from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with the EEOC (as defined in the Separation Agreement) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Klug understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

By signing this Confirming Release, Klug is bound by it. Anyone who succeeds to Klug's rights and responsibilities, such as heirs or the executor of Klug's estate, is also bound by this Confirming Release. This release also applies to any claims brought by any person or agency on behalf of any class with respect to which Klug may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

2.    Representation About Claims. Klug represents and warrants that as of the time that Klug signs this Confirming Release, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or arbitration authority or with any state or federal court for or with respect to any matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Klug signed this Confirming Release. Klug further represents and warrants that he has made no assignment, sale, delivery, transfer, or conveyance of any rights Klug has asserted or may have against any of the Company Parties with respect to any Further Released Claim.

3.    Klug's Acknowledgements. By executing and delivering this Confirming Release, Klug makes the following representations, acknowledgements, and explicit statements of agreement:

(i)	He has carefully read this Confirming Release and had sufficient opportunity to consider it;

(ii)
He would not otherwise have been entitled to the consideration described in Sections 2 and 6 of the Separation Agreement and that the Company agreed to provide such consideration in return for his agreement to be bound by the terms of the Separation Agreement and the Confirming Release;

(iii)	He has had at least 21 days to consider this Confirming Release before executing it;

(iv)	He has been and hereby is advised in writing to discuss this Confirming Release with an attorney of his choice and that he has had adequate opportunity to do so;

(v)
He fully understands the final and binding effect of this Confirming Release; he is signing this Confirming Release voluntarily and of his own free will, and he understands and agrees to each of the terms of this Confirming Release;

(vi)
The only matters relied upon by him and causing him to sign this Confirming Release are the provisions set forth in writing within the four corners of this Confirming Release and the Separation Agreement;

(vii)
Klug also acknowledges that, other than the benefits set forth in Sections 2 and 6 of the Separation Agreement, he has no further rights to any bonuses, deferred compensation, or other payments from any Company Party; and

(viii)    No Company Party has provided any tax advice to Klug regarding this Agreement and Klug has had the opportunity to receive sufficient tax advice from advisors of his own choosing.

4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Confirming Release, Klug expressly acknowledges and agrees that Klug has received all leaves (paid and unpaid) to which Klug was entitled through the date that he executes this Agreement and, as of the date that Klug executes this Agreement, Klug has received all wages, bonuses, and other compensation, and been paid all sums, that Klug is owed or has been owed or could be owed by the Company and the other Company Parties (other than those amounts specifically set forth in Sections 2 and 6 of the Separation Agreement). Without limiting the foregoing, Klug expressly acknowledges and agrees that all of the Company's obligations under the Employment Agreement are deemed to be satisfied in full.

5.    Revocation Right. Klug may revoke this Confirming Release within the seven-day period beginning on the date Klug signs this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Klug and must be received by Legal Counsel at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 or by email at legal@carriageservices.com before 11:59 p.m. Houston, Texas time on the last day of the Confirming Release Revocation Period. This Confirming Release is not effective, and no consideration shall be paid or provided to Klug on or after the Separation Date, until the expiration of the Confirming Release Revocation Period without Klug's revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Confirming Release shall be of no force or effect and shall be null and void ab initio.

I HAVE CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTAND THIS AGREEMENT, AND SIGNS IT AS MY OWN FREE ACT.

GEORGE J. KLUG

__________________________________________

Date: ___________________

EXHIBIT B
SPECIFIED AWARD AGREEMENTS

Stock Options

Grant Date	Number of Shares of Common Stock Underlying Unexercised Options	Option Expiration Date
2/28/2011	6,514	2/28/2021
3/5/2012	15,774	3/5/2022

Restricted Stock

Grant Date	Number of Shares of Common Stock Subject to Award
2/28/2011	4,269
3/5/2012	6,060

EXHIBIT C

1.    The following entities, together with all Affiliates thereof:

Service Corporation International
Alderwoods Group, Inc.
Stewart Enterprises, Inc.
Keystone North America, Inc.
Meridian Mortuary Group, Inc.
StoneMor Partners LP
Saber Management LLC
Thomas Pierce & Co.
Legacy Funeral Holdings, LLC
Northstar Memorial Group, LLC
Foundation Partners
The Signature Group

For purposes of the Agreement (and Exhibit C hereto), an “Affiliate” of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.	Any new entity which may hereafter be established which acquires any combination of five or more funeral homes and/or cemeteries.

3.	Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.